At the annual meeting of shareholders of MFS New Endeavor Fund, which was held on October 19, 2001, the following actions were taken:
Item 1. Trustees of the fund were elected as follows:
                                        Number of Shares
Nominee                     For                   Withhold Authority
Jeffrey L. Shames           111,790.019           0.000
John W. Ballen              111,790.019           0.000
Lawrence H. Cohn            111,790.019           0.000
J. David Gibbons            111,790.019           0.000
William R.Gutow             111,790.019           0.000
J. Atwood Ives              111,790.019           0.000
Abby M. O'Neill             111,790.019           0.000
Lawrence T. Perera          111,790.019           0.000
William J. Poorvu           111,790.019           0.000
Arnold D. Scott             111,790.019           0.000
J. Dale Sherratt            111,790.019           0.000
Elaine R. Smith             111,790.019           0.000
Ward Smith                  111,790.019           0.000
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
                        Number of Shares
For                     103,025.541
Against                   8,764.478
Abstain                       0.000
Broker non-votes              0.000
Item 3. The amendment or removal of certain  fundamental  investment policies.
                    Number of Shares
For                 111,693.512
Against                  96.507
Abstain                   0.000
Broker non-votes          0.000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
            Number of Shares
For         111,790.019
Against           0.000
Abstain           0.000
Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the fund for the fiscal year ending July 31, 2002.
            Number of Shares
For         111,970.019
Against           0.000
Abstain           0.000